EXHIBIT 4.1
Officers’ Certificate
     The undersigned, on behalf of AmerUs Group Co., an Iowa corporation (the “Company”), acting pursuant to resolutions adopted by the Company’s Board of Directors (the “Board”) on July 28, 2005 (the “July Resolutions”) and resolutions adopted by the Pricing Committee (as defined in the July Resolutions) on August 2, 2005 (the “Pricing Committee Resolutions”), hereby establish a series of Securities by means of this Officers’ Certificate. Unless otherwise specified, capitalized terms used but not defined in this Officers’ Certificate shall have the meanings ascribed to them in the Indenture, dated as of August 5, 2005 (the “Indenture”), between the Company and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”). Pursuant to Section 3.01 of the Indenture and pursuant to the July Resolutions and the Pricing Committee Resolutions, there is hereby established a series of Securities which, in addition to the terms provided in the Indenture, shall have the following terms:
     1. The title of the series of the Securities is the 5.95% Senior Notes due 2015. The CUSIP No. is 03072M AG 3.
     2. The limit upon the aggregate principal amount of the 5.95% Senior Notes due 2015 which may be authenticated and delivered under the Indenture (except for 5.95% Senior Notes due 2015 authenticated and delivered upon transfer of, or in exchange for, or in lieu of, other 5.95% Senior Notes due 2015 pursuant to Section 3.04, 3.05, 3.06, 8.06 or 10.07 of the Indenture) shall be $300,000,000.00.
     3. The 5.95% Senior Notes due 2015 shall mature on August 15, 2015.
     4. The 5.95% Senior Notes due 2015 shall bear interest at a fixed rate of 5.95% per annum. Interest shall be payable semi-annually on February 15 and August 15 of each year, commencing February 15, 2006. The record date for the payment of interest on the 5.95% Senior Notes due 2015 shall be February 1 and August 1. Interest on the 5.95% Senior Notes due 2015 will accrue from August 5, 2005.
     5. Payment on the principal of (and premium, if any) and interest, on the 5.95% Senior Notes due 2015 will be made, and notices or demands to or upon the Company in respect of the 5.95% Senior Notes due 2015 and the Indenture may be served, at the principal office of the Trustee at 2 N. LaSalle Street, Suite 1020, Chicago, IL 60602.
     6. The 5.95% Senior Notes due 2015 may be redeemed by the Company, at the option of the Company, at any time (the “Redemption Date”) in whole or from time to time in part at a redemption price equal to the greater of:
•	100% of the principal amount of the 5.95% Senior Notes due 2015 being redeemed, or

•	the sum of the present values of the remaining scheduled payments for principal and interest on the 5.95% Senior Notes due 2015 to be redeemed (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360—day year consisting of twelve 30—day months) at the Treasury Rate, plus 25 basis points, as calculated by an Independent Investment Banker;
plus, in either of the above cases, accrued and unpaid interest on the 5.95% Senior Notes due 2015 to be redeemed to, but not including, the Redemption Date.
Definitions:
     “Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the 5.95% Senior Notes due 2015 to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 5.95% Senior Notes due 2015.
     “Comparable Treasury Price” means with respect to any Redemption Date for the 5.95% Senior Notes due 2015 the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or if the trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.
     “Independent Investment Banker” means an independent investment banking institution of national standing appointed by us that is acceptable to the trustee.
     “Reference Treasury Dealer” means each of Goldman, Sachs & Co., J.P. Morgan Securities Inc. and three other primary U.S. government securities dealers (each a “Primary Treasury Dealer”), as specified by AmerUs Group Co.; provided that if any of Goldman, Sachs & Co., J.P. Morgan Securities Inc. or any Primary Treasury Dealer as specified by AmerUs Group Co. shall cease to be a Primary Treasury Dealer, AmerUs Group Co. will substitute therefore another Primary Treasury Dealer and if AmerUs Group Co. fails to select a substitute within a reasonable period of time, then the substitute will be a Primary Treasury Dealer selected by the trustee after consultation with AmerUs Group Co.
     “Reference Treasury Dealer Quotations” means, with respect to the Reference Treasury Dealer and any Redemption Date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

     “Treasury Rate” means the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third business day preceding the Redemption Date.
     7. The 5.95% Senior Notes due 2015 shall not provide for any sinking fund or analogous provision.
     8. The 5.95% Senior Notes due 2015 are issuable only in fully registered form, without coupons, in denominations of $2,000 principle amount and any whole multiple thereof and the 5.95% Senior Notes due 2015 shall not be issued in the form of Bearer Securities or temporary global Securities.
     9. The 5.95% Senior Notes due 2015 shall be denominated in and principal of (and premium, if any) or interest on the 5.95% Senior Notes due 2015 shall be payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
     10. None of the principal of (and premium, if any) or interest on the 5.95% Senior Notes due 2015 will be payable at the election of the Company or a holder thereof in a currency or currencies, currency unit or units or composite currency or currencies other than that in which the 5.95% Senior Notes due 2015 are denominated or stated to be payable.
     11. The amount of payments of principal of (and premium, if any) or interest, on the 5.95% Senior Notes due 2015 shall not be determined with reference to an index or formula.
     12. If an Event of Default with respect to the 5.95% Senior Notes due 2015 at the time Outstanding occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of all of the Outstanding 5.95% Senior Notes due 2015 by written notice to the Company (and if given by the Holders, to the Trustee), may declare the principal of and accrued interest, if any, on all the 5.95% Senior Notes due 2015 to be due and payable and upon any such declaration such principal and interest, if any, shall be immediately due and payable.
     13. Interest on all of the 5.95% Senior Notes due 2015 shall be paid to persons in whose names the 5.95% Senior Notes due 2015 are registered on the February 1 and August 1, as the case may be, next preceding the Interest Payment Date.
     14. The 5.95% Senior Notes due 2015 shall not contain any deletions from, modification of or additions to the Events of Default or covenants of the Company contained in the Indenture.

     15. The Registrar and Paying Agent for the 5.95% Senior Notes due 2015 shall be the Trustee.
     16. The 5.95% Senior Notes due 2015 shall be issued as Registered Securities in permanent global form, as set forth in Sections 2.03 and 2.04 of the Indenture. The certificates representing the global 5.95% Senior Notes due 2015 will be deposited with, or on behalf of, a custodian for The Depository Trust Company, New York, New York (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.
     17. The 5.95% Senior Notes due 2015 shall be unsecured, rank equally with all the Company’s existing and future unsecured senior debt and rank senior to all of the Company’s existing and future subordinated debt. The 5.95% Senior Notes due 2015 will be junior to all of the Company’s existing and future secured debt.
     18. Pursuant to Section 2.01 of the Indenture and pursuant to the July Resolutions and the Pricing Committee Resolutions, the form of 5.95% Senior Notes due 2015 attached hereto as Annex A is hereby established as the form of the 5.95% Senior Notes due 2015.
     19. Each 5.95% Senior Notes due 2015 shall be authenticated and delivered by the Trustee upon delivery to the Trustee of (A) such 5.95% Senior Notes due 2015 duly executed as provided in the Indenture, with the terms set forth therein duly completed, (B) the Officers’ Certificate with respect to such 5.95% Senior Notes due 2015 and (C) a copy of the July Resolutions and the Pricing Committee Resolutions, each such resolutions certified by the Secretary of the Company.
     20. The other terms and conditions of the 5.95% Senior Notes due 2015 shall be substantially as set forth in the Indenture relating to the 5.95% Senior Notes due 2015.

     IN WITNESS WHEREOF, the undersigned have hereunto executed this Officers’ Certificate as of the date first written above.

/s/ Roger K. Brooks

Name:	Roger K. Brooks
Title:	Chairman and Chief Executive
Officer

/s/ Melinda S. Urion

Name:	Melinda S. Urion
Title:	Executive Vice President
Chief Financial Officer and
Treasurer

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